UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-7111

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 403 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2018, Deluxe Corporation (the “Company”) announced that Lee Schram will retire as Chief Executive Officer of the Company. Mr. Schram will continue to lead the Company in his current role as Chief Executive Officer during the succession process, and thereafter will be available to assist in a smooth transition.  The Company also announced that the Board of Directors has formed a CEO succession committee to lead the succession process, which will consider both internal and external candidates, with the assistance of an executive search firm.

Pursuant to the terms of a transition agreement entered into by the Company and Mr. Schram effective April 25, 2018, Mr. Schram will remain employed by the Company through a transition period ending March 1, 2019.  He will continue to serve as Chief Executive Officer and a member of the Board of Directors until the Company’s appointment of a successor Chief Executive Officer.

While Mr. Schram remains employed by the Company, he will continue to receive his base salary and his outstanding equity awards will continue to vest.  He will also remain eligible to receive an annual incentive bonus in respect of 2018, to the extent such bonus is earned based on the Company’s attainment of certain performance goals, and he may participate in all employee benefit plans and programs generally available to employees of the Company.

If Mr. Schram remains employed by the Company through March 1, 2019 and assists the Company with the transition, the Company also has agreed to provide to Mr. Schram: (i) a transition bonus in the amount of $2,000,000, payable after the termination of his employment, (ii) accelerated vesting of 11,406 restricted stock units granted on January 18, 2018 related to a deferral of Mr. Schram’s 2017 annual cash bonus, payable in shares of the Company’s common stock after the termination of his employment, (iii) continued vesting and settlement of two-thirds of his performance share awards granted February 23, 2017 and one-third of his performance share awards granted February 21, 2018, respectively, to the extent such awards are earned based on the Company’s attainment of certain performance goals following the end of the applicable performance periods and (iv) payment of group medical and dental health premiums for eighteen months following the termination of his employment.

The Company will not terminate Mr. Schram’s employment during the transition period other than for cause. If Mr. Schram terminates his employment during the transition period, the Company will be relieved of its obligations to provide the compensation and benefits described in the transition agreement.

As a condition to receiving the above compensation and benefits, Mr. Schram must comply with the covenants in his employment agreement, including confidentiality, non-competition and non-solicitation, and he must sign and not rescind releases of claims in favor of the Company.

A copy of the transition agreement is attached as Exhibit 10.1 to this report and the Company’s press release announcing Mr. Schram’s transition into retirement is attached as Exhibit 99.1 to this report.  The description of the transition agreement set forth herein is subject in its entirety to the actual terms of the transition agreement set forth on Exhibit 10.1 to this report.

At the same time, the Company also offered retention agreements to all members of the Company’s executive leadership team, including named executive officers Keith A. Bush, John D. Filby, Michael S. Mathews and Malcolm J. McRoberts.  Under the retention agreements with these named executive officers, each executive officer will be entitled to receive a cash bonus equal to 1.5 times his base salary if he remains employed from July 1, 2018 to December 31, 2019 and complies with certain covenants.  The retention bonus amount will be paid to the executive officer if his employment is terminated by the Company without cause before the end of the retention period.
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Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Transition Agreement, dated April 25, 2018, between Deluxe Corporation and Lee J. Schram.
99.1	Press Release, dated April 26, 2018, of Deluxe Corporation announcing CEO succession plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2018

DELUXE CORPORATION

/s/ Keith A. Bush
Keith A. Bush Senior Vice President, Chief Financial Officer